Exhibit 99.1

      CORRECTING and REPLACING Golden Enterprises Press Release

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Dec. 12, 2005--In BW5916 issued Dec. 12, 2005: Please replace the release with the following corrected version due to multiple revisions.

    The corrected release reads:

    GOLDEN ENTERPRISES PRESS RELEASE

    Golden Enterprises, Inc. (NASDAQ:GLDC) (the "Company") announced today that on December 6, 2005 it received a NASDAQ Staff Deficiency Letter indicating that the Company failed to comply with the independent Audit Committee membership requirements for continued listing set forth in Marketplace Rule 4350(d)(2) (the "Rule"). Upon receipt of this letter, the Company promptly took action to cure the deficiency and on December 9, 2005, the Company received a follow-up letter from NASDAQ stating that it "has determined that the Company complies with the Rule and this matter is now closed."
    The Rule requires that the Company have an Audit Committee consisting of three independent directors. James I. Rotenstreich, John
S. P. Samford and Edward R. Pascoe serve on the Company's Audit Committee. NASDAQ had determined that Rotenstreich, Samford and Pascoe were not independent directors because they served on the Voting Committee described below.
    Sloan Y. Bashinsky, Sr., who controlled a majority of the Company stock, died on August 2, 2005 and created a Voting Committee under his Will and Trust to vote the Company stock controlled by him. The Voting Committee votes a majority of the Company's Stock. The Voting Committee is made up of each member of the Company's Board of Directors and one additional member appointed by the Personal Representatives of Mr. Bashinsky's Estate and Trust.
    Prior to serving on the Voting Committee, Messrs. Rotenstreich, Samford and Pascoe were independent directors. In response to the NASDAQ deficiency letter, they resigned from the Voting Committee and the Company informed NASDAQ of such resignations on December 9, 2005. NASDAQ by written response dated December 9, 2005, informed the Company that it had determined that the Company complies with the independent director Rule and this matter is closed. The Company is in compliance with the Audit Committee Membership Requirements for continued listing as set forth in the Rule.

    CONTACT: Golden Enterprises, Inc.
             Patty Townsend, 205-458-7132